Exhibit 19.1

SAGIMET BIOSCIENCES INC.

INSIDER TRADING POLICY

Effective as of July 13, 2023

Sagimet Biosciences Inc. (the “Company”) has adopted the following policy and procedures for securities trading by Company directors and employees (our “Insider Trading Policy”). Our Insider Trading Policy is intended to prevent the misuse of material nonpublic information, insider trading in securities, and the severe consequences associated with violations of insider trading laws. It is your obligation to review, understand, and comply with this Insider Trading Policy and applicable laws. Our Board of Directors has approved this Insider Trading Policy, and we have appointed General Counsel as the Compliance Officer (with their designees, the “Compliance Officer”) to administer the policy and to be available to answer your questions.

PART I. OVERVIEW

A.Who Must Comply?

This Insider Trading Policy must be complied with by all of our employees and members of our Board of Directors, including anyone employed by or acting as a director of any of the Company’s subsidiaries, as well as any other individuals whom the Compliance Officer may designate as Insiders (defined below) because they have access to material nonpublic information about the Company.

In addition, the Trading Procedures included in Part II of this Insider Trading Policy (the “Trading Procedures”) must be complied with by all of our directors, executive officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and other designated employees (such individuals being referred to in this policy as “Insiders”). The Trading Procedures provide rules for when Insiders can trade in our securities and explain the process for mandatory pre-clearance of proposed trades. You will be notified if you are considered to be an Insider who is required to comply with the Trading Procedures.

This Insider Trading Policy and, for Insiders, the Trading Procedures also apply to the following persons (“Affiliated Persons”):

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your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute. (Materially contributing to financial support would include, for example, paying an individual’s rent but not just a phone bill.).);

•

all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a member of your family and over which you have the ability to influence or direct investment decisions concerning securities;

•	all persons who execute trades on your behalf; and
•

all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to exercise influence or with respect to which you can direct investment decisions concerning securities; provided, however, that the Trading Procedures do not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if the entity has established its own insider trading controls and procedures in compliance with applicable securities laws and it (or an affiliated entity) has represented to the Company that its affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with securities laws; and (c) are aware the securities laws prohibit any person or entity who has material nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

You are responsible for ensuring compliance with this Insider Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

B.	What is Prohibited by this Insider Trading Policy?

You and your Affiliated Persons are prohibited from engaging in insider trading and from trading in securities in violation of this Insider Trading Policy. “Insider trading” is (1) trading (buying or selling) the securities of a company whether for your account or for the account of another, while in the possession of material nonpublic information (see definition below) about that company or (2) disclosing material nonpublic information about a company to others who may trade on the basis of that information. Insider trading can result in criminal prosecution, jail time, significant fines and public embarrassment for you and the Company.

Prohibition on Trading in Company Securities

When you are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from:

•

trading (whether for your account of for the account of another) in the Company’s securities, which include common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made pursuant to plans approved by the Compliance Officer in accordance with this policy that are intended to comply with Rule 10b5-1 under the Exchange Act.

The trading prohibitions in this Insider Trading Policy do not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash or, if elected during an open trading window when the holder is not in possession of material nonpublic information, when payment is via a net exercise transaction with the Company, or (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

The trading prohibitions in this Insider Trading Policy do apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of a stock option (except with respect to a net exercise as set forth above) any sale of stock as part of a broker-assisted cashless exercise of an option and any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Prohibition on Tipping

Providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

Prohibition on Trading in Securities of Other Companies

This policy’s prohibitions against insider trading and tipping also apply to trading in securities of other companies, including the Company’s customers, suppliers, partners and other enterprises with which we are working (such as when negotiating an acquisition, investment or other transaction that could be material to the other company). Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company, including any confidential information that is reasonably likely to affect the market price of that company’s securities (for example, discussions of licensing a product or acquiring that other company), neither you nor your Affiliated Persons may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others, or engage in any other action to take advantage of that information.

If your work regularly involves handling or discussing confidential information of one of our partners, suppliers or customers, you should consult with the Compliance Officer before trading in any of that company’s securities.

Duration of Trading Prohibitions

These trading prohibitions continue whenever and for as long as you know or are in possession of material nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.

This Insider Trading Policy applies to you and your Affiliated Persons so long as you are associated with the Company. If you leave the Company for any reason, this Insider Trading Policy, including, if applicable, the Trading Procedures described in Part III, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following the public release of earnings for the fiscal quarter in which you leave the Company or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.

C.What is Material, Nonpublic Information?

This Insider Trading Policy prohibits you from trading in a company’s securities if you are in possession of information about a company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer.

“Material” Information

Information about our Company or any other company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or potential investor, or if disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company. We speak mostly in this Insider Trading Policy about determining whether information about us is material and nonpublic, but the same analysis applies to information about other companies that would preclude you from trading in their securities.

In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are examples of the types of information that should be considered carefully to determine whether they are material:

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developments regarding any programs in preclinical or clinical development, including recent regulatory interaction and/or data that have been recently generated from ongoing or recently completed preclinical or clinical trials;

•	developments regarding the intellectual property and/or freedom to operate for any of the current programs or product candidates under development;
•	projections of future earnings or losses, or other earnings guidance;
•	earnings or revenue that are inconsistent with the consensus expectations of the investment community;
•	quarterly financial results that are known but have not been publicly disclosed;
•	potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;
•	pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;
•	changes in senior management or the Board of Directors;
•	significant actual or threatened litigation or governmental investigations or major developments in such matters;
•	cybersecurity risks and incidents, including the discovery of significant vulnerabilities or breaches;
•	significant developments regarding products, customers, suppliers, orders, contracts or financing sources (e.g., the acquisition or loss of a contract);
•	changes in dividend policy, declarations of stock splits, or proposed securities offerings or other financings;
•	potential defaults under the Company’s credit agreements or indentures, or the existence of potential material liquidity issues; and
•	bankruptcies or receiverships.

The above items will not always be material. For example, some new products or contracts may clearly be material while others may not be. No “bright-line” standard or list of items can adequately address the range of situations that may arise; information and events should be carefully considered in terms of their materiality to the Company. If you have a question whether certain information you are aware of is material or has been made public, you should consult with the Compliance Officer.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally.

To demonstrate that information is public, one must be able to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release, publishing the information on our website or posting on social media, if those are regular ways we communicate with investors, or by other means that are reasonably designed to provide broad public access. Before a person with material nonpublic information can trade, the market must have adequate time to absorb the information that has been disclosed. For the purposes of this Insider Trading Policy, information will be considered public after the completion of one full day of trading following our public release of the information. For that purpose, a full day of trading means an entire calendar day in which a session of regular trading hours on the New York Stock Exchange (“NYSE”) or the Nasdaq Stock Market (“Nasdaq”) between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier closing time as has been set by exchange rules) has occurred.

For example, if the Company publicly discloses material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company publicly discloses material information after trading begins on a Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday.

D.What are the Penalties for Insider Trading and Noncompliance with this Insider Trading Policy?

Both the U.S. Securities and Exchange Commission (the “SEC”) and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by family members and friends of insiders, and trading involving only a small number of shares.

The penalties for violating rules against insider trading can be severe and include:

•	forfeiting any of the profit gained or loss avoided by the trading;
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payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

•	payment of criminal penalties;
•	payment of civil penalties; and
•	imprisonment.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines, as well as criminal penalties, and could under some circumstances be subject to private lawsuits.

Violation of this Insider Trading Policy or any federal or state insider trading laws may subject you to disciplinary action by the Company, including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Insider Trading Policy has been violated. The Company may determine that specific conduct violates this Insider Trading Policy, whether or not it also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against an alleged violator before taking disciplinary action.

E.How Do You Report a Violation of this Insider Trading Policy?

If you violate this Insider Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Compliance Officer. However if the conduct in question involves the Compliance Officer, or if you have reported such conduct to the Compliance Officer and you do not believe the Compliance Officer has dealt with it properly, or if you do not feel that you can discuss the matter with the Compliance Officer, you may raise the matter with the Chief Executive Officer or the chair of the Audit Committee.

PART II. TRADING PROCEDURES

A.Special Trading Restrictions Applicable to Insiders

In addition to needing to comply with the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following special trading restrictions:

1.No Trading Except During Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly trading windows and then only after obtaining pre-clearance from the Compliance Officer in accordance with the procedures set forth below. Unless otherwise advised, the four trading windows consist of the periods that begin after the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end twenty-one days prior to the filing of each of the Company’s quarterly reports on Form 10-Q or annual reports on Form 10-K with the SEC. For the purposes of the foregoing, a full trading day means an entire calendar day in which a session of regular trading hours on the NYSE or Nasdaq between 9:30 a.m. and 4:00 p.m. Eastern Time (or such earlier close time as has been set by exchange rules)

has occurred. Insiders may be allowed to trade outside of a trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) if granted a waiver in accordance with the procedure for granting waivers as described below.

For example, if we release earnings results before the market opens on a Tuesday, the first time an Insider can buy or sell Company securities is after the market opens on Wednesday. However, if our earnings release occurs after trading begins on a Tuesday, the first time that an Insider can buy or sell Company securities is the opening of the market on Thursday.

Importantly, if an Insider has material nonpublic information about the Company during one of these trading windows, the Insider may not trade in the Company’s securities.

2.Special Closed Trading Periods

The Compliance Officer may designate, from time to time, a “Special Closed Window” during what would be a permitted trading window. During a Special Closed Window, designated Insiders (which could be all Insiders or a subset of them) may not trade in the Company’s securities. The Compliance Officer may also impose a Special Closed Window on Insiders or a subset of them to prohibit trading in the securities of other companies, including specified peers or competitors of the Company. The imposition of a Special Closed Window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Insider Trading Policy to be material nonpublic information about the Company.

3.Prohibited Transactions

•	No Short Sales. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”).
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No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

•	No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account.
•	No Pledges. No Insider may pledge Company securities as collateral for a loan (or modify an existing pledge).

4.Gifts and Other Distributions in Kind.

No Insider may donate or make any other transfer of Company securities without consideration (e.g., a gift) during a period when the Insider is not permitted to trade unless the donee agrees not to sell the shares until such time as the Insider is permitted to sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this prohibition applies to distributions to limited partners by limited partnerships that are subject to this Insider Trading Policy.

B.	Pre-Clearance Procedures

No Insider may trade in Company securities, even during an open trading window, unless the trade has been approved by the Compliance Officer in accordance with the procedures set forth below. The Compliance Officer will review and either approve or prohibit all proposed trades by Insiders in accordance with the procedures set forth below. The Compliance Officer may consult with the Company’s other officers and/or outside legal counsel and will seek approval for hir or her own trades from the Chief Executive Officer.

1.	Procedures. No Insider may trade in Company securities unless:
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The Insider has notified the Compliance Officer of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Insider Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Compliance Officer at least two (2) business days prior to the intended trade date;

•	The Insider has certified to the Compliance Officer in writing prior to the proposed trade(s) that the Insider does not possess material, nonpublic information concerning the Company;
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The Insider has informed the Compliance Officer, using the Stock Transaction Request form attached hereto, whether, to the Insider’s best knowledge, (a) the Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•	The Compliance Officer has approved the trade(s) and has certified their approval in writing (which may be by email).

The Compliance Officer does not assume the responsibility for the consequences of prohibited insider trading which remain with the Insider, and approval from the Compliance Officer does not protect the Insider from the consequences of prohibited insider trading.

2.Additional Information.

Insiders shall provide to the Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for the Compliance Officer to deny approval of the trade request.

3.Notification of Brokers of Insider Status.

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Compliance Officer on the day of a trade.

4.No Obligation to Approve Trades.

The foregoing approval procedures do not in any way obligate the Compliance Officer to approve any trade requested by an Insider. The Compliance Officer has sole discretion to reject any trading request.

From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Insiders may not trade in Company securities if they are notified by the Compliance Officer that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Under such circumstances, the Compliance Officer will subsequently notify the Insider once the material, nonpublic development is disclosed to the public or resolved. Additionally, if an Insider requests preclearance of a trade in the Company’s securities during the pendency of such an event, the Compliance Officer may reject the trading request without disclosing the reason. Even if that particular Insider is not aware of the material, nonpublic development involving the Company, if any Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Insider was unaware of the development. So long as the event remains material and nonpublic, the Compliance Officer may decide not to approve any transactions in the Company’s securities.

5.Completion of Trades.

After receiving written clearance to engage in a trade signed by the Compliance Officer, an Insider must complete the proposed trade within two (2) business days or make a new trading request. The Compliance Officer may, in his/her own discretion, rescind the clearance of the trade. Even if an Insider has received clearance, the Insider may not engage in a trade if (i) such clearance has been rescinded by the Compliance Officer, (ii) the Insider has otherwise received notice that the trading window has closed or (iii) the Insider has or acquires material nonpublic information.

6.Post-Trade Reporting.

The details of any transactions in the Company’s securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by an Insider (or an Affiliated Person) who is required to file reports under Section 16 of the Exchange Act must be reported to the Compliance Officer by the Insider or their brokerage firm on the same day on which a trade order is placed or such a transaction otherwise is entered into. The report shall include the date of the transaction, quantity of shares, the price and the name of the broker-dealer that effected the transaction. This reporting requirement may be satisfied by providing (or having such Insider’s broker provide) a trade order confirmation to the Compliance Officer if such information is received by the Compliance Officer on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C.Exemptions

1.Pre-Approved Rule 10b5-1 Plan.

Transactions made pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s trading windows, even when in possession of material, nonpublic information.

The Company has adopted a separate Rule 10b5-1 Trading Plan Policy that sets forth the requirements for putting in place a Rule 10b5-1 Plan with respect to Company securities.

2.Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash or, if elected during an open trading window when the holder is not in possession of material nonpublic information, when payment is via a net exercise transaction with the Company. However, the exercise of an option to purchase securities of the Company is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Insiders must comply with the post-trade reporting requirement described in Section 6 above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Insider Trading Policy, including the Trading Procedures contained herein. Moreover, the Trading Procedures apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise (except when an election with respect to a net exercise transaction with the Company is made during an open trading window when the holder is not in possession of material nonpublic information), any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures.

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s 2023 Employee Stock Purchase Plan.

However, no Insider may: (a) elect to participate in the plan or alter his or her instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding) without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

D.Waivers and Amendments

A waiver of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the Compliance Officer or his or her designee, and any such waiver shall be reported to the Board of Directors. An amendment of any provision of this Insider Trading Policy, or the Trading Procedures contained herein, must be authorized in writing by the Board of Directors.

PART III. ACKNOWLEDGEMENT

This Insider Trading Policy will be delivered to all current Insiders and to all directors, officers, employees and to future directors, officers and employees at the start of their employment or relationship with the Company. Each of these individuals must acknowledge by executing and returning the Acknowledgment attached as “Exhibit B” to this policy that they have received a copy and agree to comply with the terms of this Insider Trading Policy, and, if applicable, the Trading Procedures contained herein. The attached acknowledgment must be completed and returned within ten (10) days of receipt to:

General Counsel

Sagimet Biosciences Inc.

155 Bovet Road, Suite 303

San Mateo, CA 94402

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

All directors, employees as well as any other individuals whom the Compliance Officer may designate as Insiders, will be required upon the Company’s request to re-acknowledge and agree to comply with the Insider Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Insider Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail or via an e-signature platform (or other delivery option used by the Company) by the Compliance Officer.

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Questions regarding this Insider Trading Policy are encouraged and may be directed to the Compliance Officer.

EXHIBIT A

STOCK TRANSACTION REQUEST

Pursuant to Sagimet Biosciences Inc.’s Insider Trading Policy, I hereby notify Sagimet Biosciences Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

REQUESTER INFORMATION
Insider’s Name:

INTENT TO PURCHASE
Number of shares:
Intended trade date:
Means of acquiring shares:	☐	Acquisition through employee benefit plan (please specify):

	☐	Purchase through a broker on the open market

	☐	Other (please specify):

INTENT TO SELL
Number of shares:
Intended trade date:
Means of selling shares:	☐	Sale through employee benefit plan (please specify):

	☐	Sale through a broker on the open market

	☐	Other (please specify):

SECTION 16		RULE 144 (Not applicable if transaction requested involves a purchase)

☐	I am not subject to Section 16.	☐

I am not an “affiliate” of the Company and the transaction requested above does not involve the sale of “restricted securities” (as such terms are defined in Rule 144 under the Securities Act of 1933, as amended).

☐	To the best of my knowledge, I have not (and am not deemed to have) engaged in an opposite way transaction within the previous 6 months that was not exempt from Section 16(b) of the Exchange Act.	☐ To the best of my knowledge, the transaction requested above will meet all of the applicable conditions of Rule 144.

☐	None of the above.	☐ The transaction requested will be made pursuant to an effective registration statement covering such transaction.

☐ None of the above.

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CERTIFICATION

I hereby certify that I am not (1) in possession of any material, nonpublic information concerning the Company, as defined in the Company’s Insider Trading Policy and (2) purchasing any securities of the Company on margin in contravention of the Company’s Trading Procedures. I understand that, if I trade while possessing such information or in violation of such trading restrictions, I may be subject to severe civil and/or criminal penalties, and may be subject to discipline by the Company including termination of my employment.

Insider’s Signature	Date
APPROVAL

Signature of Compliance Officer (or designee)	Date

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

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EXHIBIT B

ACKNOWLEDGEMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Insider Trading Policy of Sagimet Biosciences Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Insider Trading Policy and the Trading Procedures included therein by all of my “Affiliated Persons”. I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Insider Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plans(s) against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Insider Trading Policy.

This acknowledgement constitutes consent for the Company to impose sanctions for violation of the Insider Trading Policy, including the Trading Procedures, and to issue any stop- transfer orders to the Company’s transfer agent that the Company, in its sole discretion, deems appropriate to ensure compliance.

Date:	Signature:
Name:
Title:

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